CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2000 relating to the consolidated financial statements and financial statement schedules of Videonics, Inc., which appears in Videonics's Annual Report on Form 10-K for the year ended December 31, 1999.



PricewaterhouseCoopersLLP
San Jose, California
April 4, 2000